EXHIBIT 10.5

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (hereinafter “Separation Agreement”) is made and entered into by and between JOSEPH J. KADOW (“Employee”) and OSI RESTAURANT PARTNERS, LLC (“Employer”). In consideration of the mutual promises set forth below, Employer and Employee agree as follows:

1.	Employer will provide Employee with good and valuable consideration as specified below in return for Employee’s execution of this Separation Agreement.

2.	Employee promises and obligates himself to perform the following covenants under this Separation Agreement:

a.)
Employee agrees his employment with Employer is severed effective July 15, 2019 (“Separation Date”) and that certain Officer Employment Agreement by and between the Employee and the Employer dated effective June 14, 2007, as amended (“Employment Agreement”), is terminated as of the Separation Date.

b.)
Employee was awarded 9,272 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (“BBI”) performance share units (the “2017 Performance Share Units”) pursuant to that certain Agreement with a grant date of February 24, 2017 (the “2017 Agreement”). Employee agrees none of the 2017 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2017 Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

c.)
Employee was awarded 6,573 BBI performance share units (the “2018 Performance Share Units”) pursuant to that certain Agreement with a grant date of February 23, 2018 (the “2018 Agreement”). Employee agrees none of the 2018 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2018 Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

d.)
Employee was awarded 8,942 BBI performance share units (the “2019 Performance Share Units”) pursuant to that certain Agreement with a grant date of February 19, 2019 (the “2019 Agreement”). Employee agrees none of the 2019 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2019 Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

e.)
Employee was granted the option to purchase 24,331 shares of the common stock of BBI (the “2014 Options”) pursuant to that certain Option Agreement with a grant date of February 27, 2014 (the “2014 Option Agreement”). Employee agrees all 24,331 shares of the 2014 Options are vested and unexercised, and shall

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remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the 2014 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio effective as of 12:01 a.m. (Tampa time) on the one-year anniversary of the Separation Date.

f.)
Employee was granted the option to purchase 24,510 shares of the common stock of BBI (the “2015 Options”) pursuant to that certain Option Agreement with a grant date of February 26, 2015 (the “2015 Option Agreement”). Employee agrees all 24,510 shares of the 2015 Options are vested and unexercised, and shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the 2015 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio effective as of 12:01 a.m. (Tampa time) on the one-year anniversary of the Separation Date.

g.)
Employee was granted the option to purchase 35,165 shares of the common stock of BBI (the “2016 Options”) pursuant to that certain Option Agreement with a grant date of February 25, 2016 (the “2016 Option Agreement”). Employee agrees that 17,582 shares of the 2016 Options were previously vested and exercised. Employee agrees that 8,791 shares of the 2016 Options are vested and which are unexercised shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the remaining 8,792 shares of the 2016 Options are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. Employee agrees the 2016 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio effective as of 12:01 a.m. (Tampa time) on the one-year anniversary of the Separation Date. For clarification, the 2016 Option Agreement will continue only with respect to the 8,791 vested and unexercised shares of the 2016 Options and only until the one-year anniversary of the Separation Date.

h.)
Employee was granted the option to purchase 30,000 shares of the common stock of BBI (the “2017 Options”) pursuant to that certain Option Agreement with a grant date of February 24, 2017 (the “2017 Option Agreement”). Employee agrees 7,500 shares of the 2017 Options were previously vested and exercised. Employee agrees that 7,500 shares of the 2017 Options are vested and which are unexercised shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the remaining 15,000 shares of the 2017 Options are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. Employee agrees the 2017 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio effective as of 12:01 a.m. (Tampa time) on the one-year anniversary of the Separation Date. For clarification, the 2017 Option Agreement will continue only with respect to the 7,500 vested and unexercised shares of the 2017 Options and only until the one-year anniversary of the Separation Date.

i.)
Employee was granted the option to purchase 20,840 shares of the common stock of BBI (the “2018 Options”) pursuant to that certain Option Agreement with a grant date of February 23, 2018 (the “2018 Option Agreement”). Employee

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agrees that 5,210 shares of the 2018 Options are vested and which are unexercised shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the remaining 15,630 shares of the 2018 Options are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. Employee agrees the 2018 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio effective as of 12:01 a.m. on the one-year anniversary of the Separation Date. For clarification, the 2018 Option Agreement will continue only with respect to the 5,210 vested and unexercised shares of the 2018 Options and only until the one-year anniversary of the Separation Date.

j.)
Employee was granted the option to purchase 30,982 shares of the common stock of BBI (the “2019 Options”) pursuant to that certain Option Agreement with a grant date of February 19, 2019 (the “2019 Option Agreement”). Employee agrees none of the 2019 Options are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2019 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio as of the Separation Date.

k.)
Employee was awarded 15,085 BBI restricted stock units (the “2016 Restricted Stock”) pursuant to that certain Restricted Stock Agreement with a grant date of February 25, 2016 (the “2016 Restricted Stock Agreement”). Employee agrees 11,313 shares of the 2016 Restricted Stock units were previously vested and distributed. Employee agrees 3,772 of the 2016 Restricted Stock units are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2016 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

l.)
Employee was awarded 12,594 BBI restricted stock units (the “2017 Restricted Stock”) pursuant to that certain Restricted Stock Agreement with a grant date of February 24, 2017 (the “2017 Restricted Stock Agreement”). Employee agrees 6,297 of the 2017 Restricted Stock units were previously vested and distributed. Employee agrees 1,216 of the 2017 Restricted Stock units will vest on the Separation Date and be distributed. Employee agrees the remaining 5,081 of the 2017 Restricted Stock units are and will remain unvested and are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2017 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

m.)
Employee was awarded 8,889 BBI restricted stock units (the “2018 Restricted Stock”) pursuant to that certain Restricted Stock Agreement with a grant date of February 23, 2018 (the “2018 Restricted Stock Agreement”). Employee agrees 2,224 of the 2018 Restricted Stock units were previously vested and distributed. Employee agrees 866 of the 2018 Restricted Stock units will vest on the Separation Date and be distributed. Employee agrees the remaining 5,809 of the 2018 Restricted Stock units are and will remain unvested and are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

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The 2018 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

n.)
Employee was awarded 11,923 BBI restricted stock units (the “2019 Restricted Stock”) pursuant to that certain Restricted Stock Agreement with a grant date of February 19, 2019 (the “2019 Restricted Stock Agreement”). Employee agrees 1,590 of the 2019 Restricted Stock units will vest on the Separation Date and be distributed. Employee agrees the remaining 10,333 of the 2019 Restricted Stock units are and will remain unvested and are hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date. The 2019 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio as of the Separation Date.

o.)
Employee waives and relinquishes any rights that Employee may have to claim reimbursement from Employer and its Releasees (as defined below) for attorney’s fees, litigation costs or expenses that Employee may have incurred in the course of obtaining legal advice on any matter related to Employer, except as otherwise expressly provided for in Section 3(e).

p.)
Employee waives and disclaims any right to any damages, compensation, or other personal relief that may be recovered at any time after the execution of this Separation Agreement as a result of any proceeding arising out of or related to the employment relationship that is brought under the jurisdiction or authority of the Equal Employment Opportunity Commission (“EEOC”), the Florida Commission on Human Relations, the U.S. Department of Labor, or any other local, state, or federal court or agency. If any such agency or court assumes jurisdiction of or files any complaint, charge, or proceeding against Employer or its Releasees, Employee shall request such agency or court to dismiss or withdraw from the matter. Notwithstanding any other term or provision of this Separation Agreement, nothing in this Separation Agreement is intended or shall be construed to prohibit Employee, with or without notice to the Employer or Employer’s Releasees, from filing a charge with, directly communicating with or participating in any investigation or proceeding conducted by any local, state or federal agency regarding any possible law violation. Employee acknowledges and agrees, however, that, except with respect to any award pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or any award administered by the U.S. Occupational Safety and Health Administration, Employee waives any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by Employee or on Employee’s behalf.

q.)
Employee agrees that he will not disparage Employer or its Releasees in any way to any person or entity. Notwithstanding this provision, in the unlikely event that Employee is subpoenaed as part of a government entity’s investigation of Employer, Employee may provide truthful information about his employment to the government entity without violating this Separation Agreement.

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r.)
For a two-year period commencing on the date Employee executes this Separation Agreement, except as is the result of a broad solicitation that is not targeting employees of Employer or any of its affiliates or their franchisees, Employee shall not offer employment to, or hire, any employee of Employer or any of its affiliates or their franchisees, or otherwise directly or indirectly solicit or induce any employee of Employer or any of its affiliates or their franchisees to terminate his or her employment with the Employer or any of its affiliates or their franchisees; nor shall Employee act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of Employer or any of its affiliates or their franchisees to terminate his or her employment with Employer or any of its affiliates or their franchisees. This prohibition on solicitation shall include but not be limited to any employee of Employer or its affiliates assigned to Employer’s Restaurant Support Center in Tampa, Florida, except for non-management personnel recruited through general solicitations in print or other media.

s.)
Employee agrees to submit all requests for reimbursement no later than two weeks after the Separation Date. Employer reserves the right to deny requests for reimbursement made more than two weeks after the Separation Date. Reimbursement eligibility will be determined consistent with Employer’s usual policies and procedures.

t.)
Employee agrees this Separation Agreement shall serve as Employee’s resignation from any and all director, officer or other positions Employee has held at any time for or on behalf of the Employer and/or Employer’s affiliates.

u.)	Employee shall comply with all other terms of this Separation Agreement as provided for herein.

3.	As consideration for the promises made by Employee in this Separation Agreement, Employer promises and obligates itself to perform the following covenants under this Separation Agreement:

a.)	Employer shall pay Employee a lump sum severance payment in the gross amount of $955,000 (the “Cash Payment”) less legal deductions and withholdings, subject to Section 12 below.

b.)
Employer shall pay Employee a lump sum of $18,291.24, after taxes, which reflects an amount equivalent to the premium payments for Employee to elect 18 months of continuing coverage of his benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which amount shall be payable irrespective of whether Employee elects such coverage.

c.)	Employer shall send the payments described in Sections 3(a) and 3(b) above to Employee’s home address within 10 days after the expiration of the Revocation Period referenced in Section 5 below.

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d.)
Employer agrees that Employer will not disparage Employee in any way to any person or entity. Notwithstanding this provision, in the unlikely event that Employer is subpoenaed as part of a government entity’s investigation, Employer may provide truthful information to the government entity without violating this Separation Agreement.

e.)
Subject to applicable law, Employer or its affiliate shall indemnify Employee to the maximum extent permitted by BBI’s Bylaws and Certificate of Incorporation, including, if applicable, under any directors and officers insurance policies, for any acts or decisions of Employee made in good faith while performing services in Employee’s capacity as an officer of the Employer.

f.)	Employer shall comply with all other terms of this Separation Agreement as provided for herein.

4.
Employee shall have a period of 21 calendar days (the “Consideration Period”) from the date he is presented with this Separation Agreement to consider the Separation Agreement’s terms and consequences before executing the Separation Agreement. Employee is not required to let the full Consideration Period elapse before executing the Separation Agreement; rather, the Separation Agreement may be executed on any date within the Consideration Period, and any changes to this Separation Agreement, whether material or immaterial, will not re-start the Consideration Period.

5.
Employee and Employer agree that Employee may revoke the Separation Agreement for any reason at any time during the seven calendar days immediately following Employee’s execution of the Separation Agreement (the “Revocation Period”). To revoke this Separation Agreement, Employee must cause written notice of his intent to revoke this Separation Agreement to be delivered to Pablo Brizi at Employer’s Restaurant Support Center, 2202 N. Westshore Boulevard, 5th Floor, Tampa, FL 33607 within the Revocation Period. This Separation Agreement shall not become effective or enforceable until the Revocation Period has expired without such notice having been delivered to Employer in the specified manner.

6.
Acting for himself, his heirs, personal representatives, administrators and anyone claiming by or through him or them, except as provided in Section 3(e) above and with respect to the Policy and Policy Agreement (each as defined in Section 15), Employee unconditionally and irrevocably releases, acquits and forever discharges Employer and its Releasees (as defined below) from any and all Claims (as defined below) that Employee (or any person or entity claiming through Employee) may have against Employer or its Releasees as of the date of this Separation Agreement.

7.
Acting for itself, and anyone claiming by or through it or them, Employer unconditionally and irrevocably releases, acquits and forever discharges Employee and his heirs, personal representatives and administrators, from any and all Claims (as defined below) that Employer (or any person or entity claiming through Employer) may have against Employee as of the date of this Separation Agreement.

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8.	Definitions.

a.)
The phrases “Employer” or “Employer and its Releasees” shall mean OSI Restaurant Partners, LLC and all of its parents (including, but not limited to, Bloomin’ Brands, Inc.), affiliates (including, but not limited to, OS Management, Inc., Outback Steakhouse of Florida, LLC, OS Restaurant Services, LLC, Bonefish Grill, LLC, Carrabba’s Italian Grill, LLC, OS Prime, LLC, and OS Pacific, LLC), and all of the past and present directors, officers, partners, shareholders, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of OSI Restaurant Partners, LLC and its parents and affiliates.

b.)
The term “Claims” shall include lawsuits, causes of action, liabilities, losses, damages, debts, demands, controversies, agreements, duties, obligations, promises and rights of every kind. The term “Claims” shall include Claims arising from any source, including but not limited to contracts, statutes, regulations, ordinances, codes, or the common law, including claims arising under the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq., as amended), the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq., as amended), the Family Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq., as amended), the Fair Labor Standards Act of 1938 (29 U.S.C. 201 et seq., as amended), the Lilly Ledbetter Fair Pay Act of 2009 (Pub.L. 111-2, S. 181), the Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. § 1001 et seq., as amended), 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (as amended), the continuation coverage provisions of the Omnibus Budget Reconciliation Act of 1986 (29 U.S.C. § 623 et seq., as amended), the Florida Civil Rights Act of 1992 (§ 760.01 et seq., Florida Statutes, as amended), and all other federal, state, and local laws dealing with discrimination, retaliation, wages, leave, benefits, or workplace policies, as well as claims for unpaid wages, unpaid commissions, breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, assault, battery, or any other tort arising out of or connected in any way to the employment relationship. The term “Claims” shall include injuries or damage of any nature, regardless of whether such injuries or damage arise from accident, illness, occupational disease, negligence, intentional act, or some other origin. The term “Claims” specifically includes third-party claims for indemnity or contribution against Employer or its Releasees. The term “Claims” shall be construed to include any and all Claims meeting the definitions in this subparagraph without regard to whether those Claims are asserted or unasserted, known or unknown, ripe or unripe, direct or indirect, conditional or unconditional.

9.	Employee acknowledges that no other wages, overtime, compensation, benefits, or other amounts are due and owing.

10.
Employee represents that he has not sold, transferred, or assigned to a third party any claims that he may have against Employer and its Releasees. Employee represents that any claims that he may have against Employer and its Releasees are unencumbered and otherwise

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within his power to dispose of. Employee represents that he does not have any pending lawsuits, claims, or actions against Employer and its Releasees, or that if he does, he has fully disclosed such lawsuits, claims, or actions to Employer prior to executing this Separation Agreement. Employee further represents that he has not suffered any injuries, illnesses, or accidents in the course of his employment other than those he has previously disclosed to Employer, and that any previously disclosed injuries, illnesses, or accidents are included within the scope of the claims settled by this Separation Agreement.

11.	For a one-year period commencing on the date Employee executes this Separation Agreement, Employee shall not:

a.)	individually or jointly with others, directly or indirectly, whether for Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in:

i)	any franchisee of the Employer or its affiliates, or

ii)	any person or any entity engaged in any Competing Restaurant (as defined below) business; or

b.)
act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.

It shall not be a violation of this non-competition clause for Employee to own a three percent (3%) or less interest in any entity required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.

For the purpose hereof, “Competing Restaurant” shall mean any casual dining restaurant for which any of the following is true:

a.)	any of the following is used in its name:

i)	the word “steak” or any item of steak or any word that connotes steak;

ii)	the word “fish” or “seafood” or any word that connotes seafood;

iii)	the word “Italian” or any Italian word or any derivations thereof;

b.)	Steak, seafood or Italian food is regularly featured in its advertising or marketing efforts; or

c.)	the sale of steak, seafood or Italian food constitutes twenty-five percent (25%) or more of its entrée or main item sales computed on a dollar basis.

12.
If Employee violates the non-solicitation clause in Section 2(r) or the non-competition clause in Section 11, Employee shall re-pay to Employer, within 30 calendar days from the date of Employer’s demand, the Cash Payment in Section 3(a) above.

13.
Employee has returned all property of Employer and its affiliates in Employee’s possession, including but not limited to, training materials, laptop computers, customer correspondence, sales information, company discount card and gift cards. All such materials are the exclusive property of the Employer.

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14.
Employee shall not, individually or jointly with others, for the benefit of the Employee or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer or any of its affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors, franchisees and other information or know-how of the Employer or any of its affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of the Employee.

15.
Employer and Employee agree that the life insurance policy (number 90848002), insuring the life of the Employee, which was issued by John Hancock Variable Life Insurance Company (the “Policy”) and the related Split-Dollar Agreement dated March 30, 2006 governing the respective rights and obligations of the parties in and to the Policy (“Policy Agreement”) shall remain in full force and effect subsequent to the Separation Date until such time as the Employer and Employee mutually agree.

16.
Except with respect to the Policy and the Policy Agreement referenced in Section 15, any and all prior understandings or agreements between Employee and Employer with respect to the subject matter of this Separation Agreement, including any provisions of the Employment Agreement that purport to survive termination of the Employment Agreement, are merged into this Separation Agreement, which fully and completely expresses the entire agreement and understanding of the parties with respect to the subject matter hereof. Notwithstanding this provision, this Separation Agreement shall not in any way diminish any obligation, duty or undertaking owed by the Employee to Employer because of any other contract or agreement or law. The rights and releases given to Employer in this Separation Agreement will be in addition to, and not in place of, any and all other rights held by Employer by virtue of any other contract, agreement or undertaking, and to that extent, the obligations of the Employee survive the execution of this Separation Agreement.

17.
In addition to any rights and remedies Employer provided by law, Employer has the right to set-off any amounts for any damages to Employer and/or its affiliates caused by Employee’s noncompliance with this Separation Agreement, including as related to the non-solicitation provision. Employer has the right to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against a breach or threatened breach by Employee of any of the provisions of this Separation Agreement.

18.
This Separation Agreement cannot be orally amended, modified, or changed. No change, amendment, or modification to the terms of this Separation Agreement shall be valid unless such change, amendment, or modification is memorialized in a written agreement between the parties that expressly references this Separation Agreement and identifies the provisions herein that are to be changed, amended, or modified. Such change, amendment, or modification must be signed by Employee and by duly authorized officers or representatives of Employer.

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19.
This Separation Agreement is made and entered into in the state of Florida, and shall in all respects be interpreted, enforced and governed under the laws of Florida. In the event of a breach of this Separation Agreement by either party, the other party shall be entitled to seek enforcement of this Separation Agreement exclusively before a state or federal court of competent jurisdiction located in Hillsborough County, Florida, and the state and federal courts located in Hillsborough County, Florida shall be deemed to have exclusive jurisdiction and venue over any litigation related to or arising from this Separation Agreement. This Separation Agreement shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Separation Agreement.

20.
At the conclusion of any litigation or dispute arising out of or related to this Separation Agreement, the prevailing party may recover, in addition to damages, the costs and fees (including attorney's fees, paralegal fees, and expert fees) reasonably incurred in connection with the litigation or dispute.

21.
The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Separation Agreement, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

22.
Should any provision of this Separation Agreement be declared or be determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court. Any part, term or provision which is determined to be illegal or invalid shall be deemed not to be a part of this Separation Agreement.

23.	The parties agree that a true copy of this Separation Agreement may be used in any legal proceeding in place of the original and that any such true copy shall have the same effect as the original.

PLEASE READ CAREFULLY. THIS GENERAL SEPARATION AGREEMENT INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at	Tampa, FL	this	31st	day of	July	, 2019.

/s/ Diana Orejuela	/s/ Joseph Kadow
Witness	Joseph J. Kadow, Employee

Executed at Tampa, Florida this	31st	day of	July	, 2019.

EMPLOYER

/s/ Diana Orejuela	By:	/s/ Kelly Lefferts
Witness

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